Exhibit 2.3

May 24, 2022

Re: Equity Exchange Agreement dated as of October 20, 2021 (the “Exchange Agreement”) entered into by and among Daybreak Oil and Gas, Inc., a Washington corporation (“Daybreak”), Reabold California LLC, a California limited liability company (“Reabold”), and Gaelic Resources Ltd., a private company incorporated in the Isle of Man and the 100% owner of Reabold (“Gaelic”), as amended by a letter agreement dated February 22, 2022 (the “First Letter Agreement”)

Dear Gaelic:

This Letter Agreement (this “Letter Agreement”) is by and between Daybreak and Gaelic, is effective as of the date of this letter (the “Effective Date”), and serves to memorialize our conversation earlier today.

Unless otherwise stated, terms and expressions defined in the Exchange Agreement and the First Letter Agreement have the same meanings in this Letter Agreement.

In consideration of the agreements contained in this Letter Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Daybreak and Gaelic hereby agree as follows:

A.	The “Long-Stop Date” as defined in Section 9.01(b) of the Exchange Agreement is hereby amended to be May 31, 2022.
B.	Daybreak hereby agrees to pay the aggregate sum of US$263,619.24 (comprising a sum of US$182,619.24 attributable to Reabold’s cash balance as at May 12, 2022 and a sum of US$81,000 attributable to certain authorizations for expenditure incurred by Reabold) in full to Reabold within 60 days following Closing. The parties acknowledge and agree that such a payment will satisfy in full any obligation on Reabold to repay up to US$250,000 to Reabold Resources PLC pursuant to paragraph (B) of the First Letter Agreement.
C.	Notwithstanding the requirement described in Sections 2.01 and 2.03(c)(i) of the Exchange Agreement to deliver at Closing a duly executed share certificate made out in the name of Gaelic representing 160,964,489 shares of Daybreak common stock (the “Share Certificate”), the parties acknowledge and agree that (i) delivery of the Share Certificate shall be a post-closing obligation and Daybreak will use its best efforts to cause its transfer agent to deliver the Share Certificate to Gaelic as soon as reasonably possible following the Closing; and (ii) any provision in the Exchange Agreement to the contrary is hereby waived to the extent of a conflict with the foregoing.
D.	The obligation of the Daybreak Board of Directors to, pursuant to Section 2.03(c)(iii) of the Exchange Agreement, designate the Equity Exchange to be a “strategic business transaction” pursuant to Section 6.4.4(d)(i)(4)(F) of the Amended and Restated Articles of Incorporation of Daybreak is hereby waived, due to the fact that (i) all Series A Preferred Shares of stock of Daybreak have converted to shares of Daybreak common stock prior to the Closing, and (ii) effective May 20, 2022, Daybreak filed its Second Amended and Restated Articles of Incorporation, which only provides for one class of authorized stock, designated as common stock.

E.	The obligation of Daybreak to deliver the Contract Operator Agreement to Gaelic as described in Section 2.03(c)(vi) of the Exchange Agreement is hereby waived.
F.	For the avoidance of doubt, the parties agree that Daybreak may at its option close the transactions contemplated by the Capital Raise Agreements prior to Closing.

The Exchange Agreement is hereby amended to the fullest extent necessary to give effect to the terms of this Letter Agreement. Except as stated herein, the Exchange Agreement is hereby specifically ratified and confirmed. The Exchange Agreement and this Letter Agreement shall be read and construed as one agreement. To the extent any terms in this Letter Agreement conflict with terms of the Exchange Agreement, the terms of this Letter Agreement shall prevail and be given effect.

This Letter Agreement sets forth the entire understanding among the parties concerning its subject matter and supersedes all previous discussions or agreements on the subject matter. This Letter Agreement may be amended, supplemented or superseded only in writing executed by all parties hereto. The transactions contemplated hereby are effective as of the Effective Date.

This Letter Agreement shall be governed by, and construed in accordance with the laws of the State of Washington (without regard to any choice of law principles).

This Letter Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[signature page follows]

If the foregoing correctly sets forth our agreement and understanding, please execute a copy of this Letter Agreement in the space provided below and return the executed copy to the undersigned, indicating your intention to be legally bound hereby.

Very truly yours,

DAYBREAK OIL AND GAS, INC.

By: /s/ James F, Westmoreland
Name: James F. Westmoreland
Title: President and Chief Executive Officer

[signatures continued on following page]

[Signature Page to Letter Agreement Re Equity Exchange Agreement]

Agreed and Accepted By GAELIC:

GAELIC RESOURCES LTD

By: /s/ Sachin Oza_______________________
Name: Sachin Oza______________________
Title: Co-Chief Executive Officer___________

[Signature Page to Letter Agreement Re Equity Exchange Agreement]